Kevin A. Barr

Senior Vice President

Human Resources

October 2, 2006

Mr. Robert Wilkerson

GENIE Industries

18340 NE 76TH Street

Redmond, WA, 98073

Dear Bob,

As you know, in furtherance of your desire to phase out of your position as President of the Aerial Work Platforms division (“AWP”) and reduce your work schedule, we have hired Tim Ford as your successor. I am writing to thank you for your contributions to AWP specifically, and to Terex Corporation (“Terex”) as a whole, as well as to confirm our understanding of your continuing role with Terex.

Effective from October 2, 2006, we will need your assistance with the transition of your duties to Tim Ford. Tim Ford will report to you and Ron DeFeo jointly through December 31, 2006, after which Tim Ford will report directly to Ron DeFeo.

Effective January 1, 2007, you will assist Terex with customer and other growth initiatives. In this role, you will provide guidance to the Terex Executive Team on projects such as Terex of the Future, corporate strategy, acquisition assessment and integration and other projects assigned to you by Ron DeFeo. Since you will not be performing any policy making functions for Terex and you will not be in charge of a principal business unit, division or function in this position from and after January 1, 2007, you will cease being an Executive Officer of Terex at that time. While you will no longer be an Executive Officer, please note that you will still be subject to Form 4 filing requirements with the SEC for the first six months of 2007.

The following will be applicable to you, effective January 1, 2007 unless noted otherwise below:

1.	You will continue to be a full-time team member. During the transition of your duties and thereafter, you will continue to report to Ron DeFeo.

2.	Your base salary will be $250,000. You will continue to be eligible to participate in the Terex Management Incentive Bonus Plan with a target set at 50% of your base salary.

TEREX CORPORATION
500 Post Road East, Suite 320, Westport, Connecticut 06880
Telephone: (203) 222-7170 Fax: (203) 222-7976

3.	You will continue to be eligible to participate in the Company’s Vehicle Fleet Program and receive financial planning services.

4.

You will continue to be eligible to participate in the Company’s benefits program including medical, dental, vision, life insurance, and disability benefits, 401 (k) plan , employee stock purchase plan and Terex Deferred Compensation Plan, subject to the terms and conditions of those plans.

5.

The Second Amended and Restated Change in Control and Severance Agreement entered into between you and Terex on March 6, 2006 will terminate. Neither you nor Terex will have any further obligations or rights under the Agreement.

6.	In the fourth quarter of 2007, we will re-evaluate your role.

7.	All other terms and conditions of your employment apply, including your at-will employment status. Sixty (60) days’ notice will be required if either you or Terex terminates your employment.

You acknowledge that you it was your desire to phase out of your position as President of AWP and reduce your work schedule. You further acknowledge that your acceptance of these terms, and more specifically the changes in your role, your status as an Executive Officer, your eligibility to participate in the LTIP or similar type plan and the termination of your Amended and Restated Change in Control and Severance Agreement, will not trigger a Termination for Good Reason or other termination event pursuant to the Amended and Restated Change in Control and Severance Agreement or under the LTIP.

Non-Compete and Confidentiality

You agree that for a period of a period of eighteen (18) months from the date that your employment terminates (“Date of Termination”), you will not, without the prior written permission of Terex, directly or indirectly, (i) enter into the employ of or render any services to any person, firm, or corporation engaged in the manufacture or sale of products currently manufactured or distributed by Terex (a “Competitive Business”); (ii) engage in any Competitive Business for your own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or (iv) solicit, induce or entice, or cause any other person or entity to solicit, induce or entice to leave the employ of Terex, any person who was employed or retained by Terex on the Date of Termination. However, nothing in this Agreement shall preclude you from investing your personal assets in the securities of any corporation or other business entity which is engaged in a business competitive with that of Terex if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in your beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor.

You agree to keep confidential and not disclose to any person any information relating to Terex’s business and/or finances, which information was obtained during and/or as incident to or in connection with your employment with Terex and which otherwise is not public information. The foregoing shall not prevent you from giving required information to proper legal authorities.

Bob, we want to thank you again for your continuing commitment to Terex. If you have any questions at all, please let me know.

Sincerely yours,

/s/ Kevin Barr

Kevin Barr

Accepted and Agreed:

/s/ Robert Wilkerson

Robert Wilkerson

Dated: October 13, 2006